Exhibit (d)(10)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of April 1, 2015, between

Fidelity Investments Money Management, Inc.

and

FMR Investment Management (U.K.) Limited

Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	Money Market	06/19/2008
Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	Fixed Income	06/19/2008
Fidelity Merrimack Street Trust	Fidelity Corporate Bond ETF	Fixed Income	09/18/2014
Fidelity Merrimack Street Trust	Fidelity Limited Term ETF	Fixed Income	09/18/2014
Fidelity Merrimack Street Trust	Fidelity Total Bond ETF	Fixed Income	09/18/2014
Fidelity Revere Street Trust	Fidelity Cash Central Fund	Money Market	06/19/2008
Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	Money Market	06/19/2008
Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	Money Market	06/19/2008
Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	Money Market	06/19/2008

Agreed and Accepted

as of April 1, 2015

Fidelity Investments Money Management, Inc.		FMR Investment Management (U.K.) Limited
By:	/s/William E. Dailey	By:	/s/Mark Flaherty
Name:	William E. Dailey	Name:	Mark Flaherty
Title:	Treasurer	Title:	Director